Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

TRIAD TO EXCHANGE SHARES WITH COLLATERAL INVESTMENT CORP.

WINSTON-SALEM, N.C., May 18, 2005 —Triad Guaranty Inc. (NASDAQ: TGIC) today announced that its Board of Directors approved a transaction with Collateral Investment Corp. (“CIC”), a corporation of which TGIC’s chairman, William T. Ratliff, III, is a shareholder and the president. CIC is majority-owned by the Ratliff family and currently holds approximately 17.8% of the outstanding common stock of TGIC. In the transaction, CIC will transfer all of its 2,573,551 shares of Triad common stock to the Company in exchange for 2,528,514 newly issued shares of Triad common stock. The difference in the number of shares represents a discount of approximately 1.75% to the Company. In addition, CIC has agreed to pay all of the Company’s expenses incurred in connection with the transaction. Immediately following the transaction, CIC plans to liquidate and distribute the newly issued Triad shares to the CIC shareholders. As a result, the CIC shareholders will have direct ownership of the Triad shares rather than an indirect interest through CIC, thereby allowing shareholders to obtain liquidity for their Triad shares on a restricted basis over time. Sale of the new Triad shares received by the CIC shareholders will be restricted for 90 days following the closing. Furthermore, sales will be restricted to 10,000 Triad shares per quarter for each CIC shareholder for up to one year and for up to four years for William T. Ratliff, III and certain members of his family.

Mr. Ratliff stated: “The Triad team has a tremendous track record and I look forward to working with them to continue building long-term value for all Triad shareholders.”

The Board’s decision was based upon the unanimous recommendation of a special committee of the Board consisting of four independent outside directors. The recommendation was based upon consideration of contractual terms and other benefits of the transaction to Triad Guaranty including being accretive to earnings and book value and providing greater control over the potential disposition of Triad shares currently held by CIC. The special committee was advised by special independent outside counsel and received a fairness opinion on the transaction from its financial advisor Cochran, Caronia & Co.

The transaction is subject to satisfaction of various conditions, including approval by the CIC shareholders and satisfaction of certain regulatory requirements including either registration of the new Triad shares with the Securities and Exchange Commission or satisfactory assurances that the transaction is exempt from registration.

Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing mortgage insurance (MI) to residential mortgage lenders. Private MI makes homeownership available to borrowers with equity of less than 20%, facilitates the sale of mortgage loans in the secondary market and protects lenders from default-related expenses. For more information about Triad Guaranty Insurance Corporation, visit the Company’s web site at www.triadguaranty.com.